Exhibit 99.1

The table below sets forth the date, quantity, weighted-average price and range of price paid per share of Common Stock of Republic Services, Inc. purchased by Cascade Investment, L.L.C. (“Cascade”) during the time specified.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All of the transactions were effected on the New York Stock Exchange or through Electronic Communication Networks.

Purchase Date	Quantity	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)
8/22/2014	376,092	$39.3520	$39.2450 - $39.4650
8/21/2014	31,621	$39.5003	$39.4650 - $39.5250
8/20/2014	120,541	$39.4858	$39.4450 - $39.5250
8/19/2014	583,800	$39.1607	$39.1000 - $39.2250
8/18/2014	364,184	$38.9950	$38.9350 - $39.0550
8/15/2014	359,341	$38.9011	$38.6825 - $39.0000
8/14/2014	400,000	$38.9777	$38.8950 - $39.0000
8/13/2014	100,000	$38.9127	$38.7400 - $38.9850
8/12/2014	75,000	$38.6051	$38.4800 - $38.6700
8/11/2014	101,595	$38.4867	$38.4050 - $38.7000
8/8/2014	49,000	$38.5214	$38.3000 - $38.7300
8/7/2014	80,878	$38.2210	$38.1550 - $38.3100
8/6/2014	794,603	$38.0518	$37.7750 - $38.0550
8/5/2014	129,228	$37.9517	$37.8000 - $38.0050
8/4/2014	146,665	$37.8602	$37.5750 - $37.9000